Exhibit 8.1

The table below presents our significant subsidiaries and investees, the places of incorporation and our effective ownership interests therein as of December 31, 2021.

	Accounting method	December 31, 2021	December 31, 2020

RTC	Consolidated	100.0%	100.0%
MTS Bank	Consolidated	99.9%	99.9%
MGTS Group	Consolidated	94.7%	94.7%
Multiregional TransitTelecom (Note 5)	Consolidated	100.0%	-
MTS Armenia	Consolidated	100.0%	100.0%
Nvision Czech Republic	Consolidated	100.0%	100.0%
MDTZK LLC (Ticketland)	Consolidated	100.0%	100.0%
Kulturnaya Sluzhba (Ponominalu)	Consolidated	100.0%	100.0%
Sputnikovoe TV	Consolidated	100.0%	100.0%
IT Grad (Note 5)	Consolidated	100.0%	100.0%
MTS Avto (former Stopol) (Note 5)	Consolidated	100.0%	100.0%
“Zelenaya Tochka” Group – Achemar Holdings Ltd (Note 5)(1)	Consolidated	100.0%	51.0%
Oblachny Retail LLC	Consolidated	100.0%	50.8%
MTS Media	Consolidated	100.0%	100.0%
Navigation Information Systems Group	Consolidated	94.7%	94.7%
MTS Didgital (former MTS IT)	Consolidated	100.0%	100.0%
Kinopolis (Note 5)	Consolidated	100.0%	100.0%
Sistema Capital (Note 5)(1)	Consolidated	100.0%	30.0%
Stream	Consolidated	100.0%	100.0%
MTS Turkmenistan	Consolidated	100.0%	100.0%
MTS Artificial Intelligence	Consolidated	100.0%	100.0%
MWS	Consolidated	100.0%	-
Energy Group (Note 5)	Consolidated	100.0%	-
Dega	Consolidated	100.0%	100.0%
Stream Digital	Consolidated	100.0%	100.0%
Bastion	Consolidated	100.0%	100.0%
MTS International Funding Limited (2) (“MTS International”)	Consolidated	SE	SE
MTS Belarus (Note 16)	Equity	49.0%	49.0%

(1)	Consolidated since 2021, accounted for as an equity investment in 2020
(2)

A company organized and existing as a private limited company under the laws of Ireland. The Group does not have any equity in MTS International. It was established for the purpose of raising capital through the issuance of debt securities on the Irish Stock Exchange followed by transferring the proceeds through a loan facility to the Group. In 2010 and 2013, MTS International issued USD 750 million 8.625% notes due in 2020 (fully repaid in June 2020) and USD 500 million 5.0% notes due in 2023, respectively (Note 24). The notes are guaranteed by MTS PJSC in the event of default. MTS International does not perform any other activities except those required for notes servicing. The Group bears all costs incurred by MTS International in connection with the notes’ maintenance activities. Accordingly, the Group concluded that it exercises control over the entity.

See also Note 2 to our audited consolidated financial statements.